FURTHER AMENDING AGREEMENT TO SHARE PURCHASE AGREEMENT

Among:

SONO RESOURCES, INC.
(as the Purchaser)

And:

TIGNISH (PTY) LTD.
(as the Vendor)

And:

BONNYRIDGE (PTY) LTD.
(as the Company)

Sono Resources, Inc.
Suite 125, 2533 Carson Street, Carson City, Nevada, U.S.A., 89706

FURTHER AMENDING AGREEMENT TO SHARE PURCHASE AGREEMENT

THIS FURTHER AMENDING AGREEMENT TO SHARE PURCHASE AGREEMENT is made and dated for reference effective as at July 22, 2011 (the "**Effective Date**").

AMONG:

SONO RESOURCES, INC., having an address for notice and delivery located at Suite 125, 2533 Carson Street, Carson City, Nevada, U.S.A., 89706

(the "**Purchaser**");

OF THE FIRST PART

AND:

TIGNISH (PTY) LTD., having an address for notice and delivery located at Plot 1455, Radipeda Scbadi Road, Mogoditshane, Gaborone Botswana

(the "**Vendor**");

OF THE SECOND PART

AND:

BONNYRIDGE (PTY) LTD., having an address for notice and delivery located at Plot 1455, Radipeda Scbadi Road, Mogoditshane, Gaborone Botswana

(the "**Company**");

OF THE THIRD PART

(and each of the Purchaser, the Vendor and the Company being hereinafter singularly also referred to as a "**Party**" and collectively referred to as the "**Parties**" as the context so requires).

WHEREAS:

A. In accordance with the terms and conditions of a certain underlying "Share Purchase Agreement", dated for reference March 14, 2011, as amended by each of certain "Amending Agreement"s, dated for reference April 20, 2011, May 18, 2001 and June 15, 2011, respectively, as entered into between the Parties (collectively, the "**Underlying Agreement**"); a copy of which Underlying Agreement being attached hereto as Schedule "A" and forming a material part hereof; the Vendor thereby agreed to sell, and the Purchaser agreed to acquire, subject to the prior satisfaction of certain conditions precedent to the satisfaction of the Purchaser, the Vendor's 950 common shares of the Company (collectively, the "**Purchased**

Shares" therein and herein; and representing 95% of the issued and outstanding shares of the Company) (collectively, the "**Acquisition**");

B. The Parties hereby acknowledge and agree that, prior to and as condition of the entering into of the Underlying Agreement, certain underlying and original shareholders of the Company (collectively, the "**Original Shareholders**") agreed to sell, transfer and assign to the Vendor an aggregate of 450 of the Purchased Shares (collectively, the "**Original Shares**") in consideration of the aggregate cash payment by the Vendor to the order and the direction of the Original Shareholders of $US900,000.00 (the "**Original Shares Purchase Price**"); with said Original Shares Purchase Price being due and payable in three equal installments of $US300,000 on or before each of December 31, 2011, December 31, 2012 and December 31, 2013, respectively (collectively, the **Original Shares Acquisition**");

C. In accordance with section "2.3" of the Underlying Agreement it was intended by the Parties that, as a condition of the completion of the Acquisition, the Purchaser would have been formally assigned and assumed the Vendor's remaining obligations to fund the Original Shares Purchase Price to the Original Shareholders in order to be in a position to acquire the Original Shares forming part of the Purchased Shares at the closing of the Acquisition (collectively, the **Original Shares Acquisition Assignment**"); and

D. As a consequence, in part, of certain delays being experienced by the Parties in satisfying certain conditions precedent to the completion of the Acquisition to the satisfaction of the Purchaser and, furthermore, in order to more precisely clarify certain of the purchase price and related consideration terms as presently set forth in Article "2" of the Underlying Agreement for the benefit of each of the Parties which would include, without limitation, the required Original Shares Acquisition Assignment, for good and valuable consideration; the sufficiency of which being hereby acknowledged by each of the Parties; the Parties have agreed to amend certain sections of Article 2 of the Underlying Agreement in the manner as now set forth in this "Further Amending Agreement To Share Purchase Agreement" (the "**Agreement**") and, correspondingly, the Parties have agreed to enter into this Agreement which clarifies the respective duties and obligations of the Parties in those respects in relation to the completion of the Acquisition;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises, covenants and agreements herein contained, **THE PARTIES COVENANT AND AGREE WITH EACH OTHER** as follows:

Article 1
AMENDMENTS TO THE UNDERLYING AGREEMENT

1.1 **Capitalized Definitions**. Capitalized terms not otherwise herein defined shall have the meaning ascribed to them in the Underlying Agreement.

1.2 **Amendments to the Underlying Agreement**. As a consequence, in part, of certain delays being experienced by the Parties in satisfying certain conditions precedent to the completion of the Acquisition to the satisfaction of the Purchaser and, furthermore, in order to more precisely clarify certain of the purchase price and related consideration terms as presently set forth in Article 2 of the Underlying Agreement for the benefit of each of the Parties which would include, without limitation, the required Original Shares Acquisition Assignment, the Parties hereby acknowledge and agree that the following provisions of the Underlying Agreement are hereby deleted in their entirety with the following provisions of this Agreement being substituted therefore:

(a) the following provision representing paragraph "1.1(p)" is hereby added to the Underlying Agreement as follows:

"(p) "Original Shareholders", "Original Shares", "Original Shares Acquisition", "Original Shares Purchase Price" and "Assignment and Assumption respecting the Original Shares" having the meanings ascribed to those terms in sections 2.2 and 2.3 hereinbelow.";

(b) section "2.2" of the Underlying Agreement is hereby deleted in its entirety with the following section being substituted in its stead:

"Consideration

"2.2 In consideration of the sale of the Purchased Shares by the Vendor to the Purchaser, the Purchaser agrees to pay to the order and to the direction of Vendor the Purchase Price as follows:

(a) the Deposit, within three business days following execution of this Agreement by all parties (the prior receipt and sufficiency of which Deposit being hereby acknowledged and agreed by all Parties);

(b) the sum of $US100,000.00, on the Closing Date; and

(c) the Sono Shares on the Closing Date.

Free and clear, unencumbered legal title to and beneficial ownership of the Purchased Shares shall transfer from the Vendor to the Purchaser on the Closing Date.

In this regard the parties hereto hereby acknowledge and agree that, prior to and as condition of the entering into of this Agreement, certain underlying and original shareholders of the Company (collectively, the "Original Shareholders") agreed to sell, transfer and assign to the Vendor an aggregate of 450 of the Purchased Shares (collectively, the "Original Shares") in consideration of the aggregate cash payment by the Vendor to the order and the direction of the Original Shareholders of $US900,000.00 (the "Original Shares Purchase Price"); with said Original Shares Purchase Price being due and payable in three equal installments of $US300,000 on or before each of December 31, 2011, December 31, 2012 and December 31, 2013, respectively (collectively, the "Original Shares Acquisition").";

(c) section "2.3" of the Underlying Agreement is hereby deleted in its entirety with the following section being substituted in its stead:

"2.3 As a condition of the completion of the within purchase and sale of the Purchased Shares, the Vendor hereby assigns and transfers to the Purchaser, and the Purchaser hereby accepts such assignment and transfer, of the Vendor's entire right, entitlement and interest in and to the Original Shares Acquisition, and, in consideration therefore, the Purchaser hereby agrees to assume all Original Shares Purchase Price obligations from the Vendor to the Original Shareholders as contemplated by the Original Shares Acquisition (collectively, the "Assignment and Assumption respecting the Original Shares").

In this regard the parties hereto hereby acknowledge and agree that each of the Deposit and remaining Purchase Price cash payment of $US100,000.00 to be made on the Closing Date in accordance with paragraph 2.2(b) above have and will be made to the order and the direction of the Original Shareholders representing the initial Original Shares Purchase Price installment of $US300,000 which was due and owing to the Original Shareholders by the Vendor under the Original Shares Acquisition; the written receipt and sufficiency of which will be obtained by the Vendor from the Original Shareholders on the Closing Date."; and

(d) section "2.4" of the Underlying Agreement is hereby deleted in its entirety.

1.3 **Effect of the Underlying Agreement**. Save as hereby amended in accordance with section "1.2" hereinabove, the Underlying Agreement remains in full force and effect as unamended. This Agreement shall form a part of the Underlying Agreement for all purposes, and each of the Parties shall be bound hereby. From and after the execution of this Agreement by the Parties, any reference to the Underlying Agreement shall be deemed a reference to the Underlying Agreement as amended hereby.

Article 2
GENERAL PROVISIONS

2.1 **Entire agreement**. This Agreement constitutes the entire agreement to date between the Parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties hereto with respect to the subject matter of this Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter of this Agreement. Nothing in this Section "2.1" will limit or restrict the effectiveness and validity of any document with respect to the subject matter of this Agreement that is executed and delivered contemporaneously with or pursuant to this Agreement.

2.2 **Enurement**. This Agreement will enure to the benefit of and will be binding upon the Parties and their respective successors and assigns.

2.3 **Schedule**. The Schedule to this Agreement is hereby incorporated by reference into this Agreement in its entirety.

2.4 **Time of the essence**. Time will be of the essence of this Agreement.

2.5 **Representation and costs**. It is hereby acknowledged by each of the Parties that McMillan LLP, Lawyers – Patent & Trade Mark Agents, act solely for the Purchaser and, correspondingly, that each of the Vendor and the Company has been required by each of McMillan LLP and the Purchaser to obtain independent legal advice with respect to its review and execution of this Agreement. In addition, it is hereby further acknowledged and agreed by the Parties that McMillan LLP, and certain or all of its principal owners or associates, from time to time, may have both an economic or shareholding interest in and to the Purchaser and/or a fiduciary duty to the same arising from either a directorship, officership or similar relationship arising out of the request of the Purchaser for certain of such persons to act in a similar capacity while acting for the Purchaser as counsel. Correspondingly, and even where, as a result of this Agreement, the consent of each Party to the role and capacity of McMillan LLP, and its principal owners and associates, as the case may be, is deemed to have been received, where any conflict

or perceived conflict may arise, or be seen to arise, as a result of any such capacity or representation, each Party acknowledges and agrees to, once more, obtain independent legal advice in respect of any such conflict or perceived conflict and, consequent thereon, McMillan LLP, together with any such principal owners or associates, as the case may be, shall be at liberty at any time to resign any such position if it or any Party is in any way affected or uncomfortable with any such capacity or representation. Each Party to this Agreement will also bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily incidental thereto, by McMillan LLP, shall be at the cost of the Purchaser.

2.6 **Applicable law**. The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the Province of British Columbia, Canada, together with the federal laws of Canada applicable therein.

2.7 **Further assurances**. The Parties hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties or their respective counsel in order to carry out the true nature and intent of this Agreement.

2.8 **Severability and construction**. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

2.9 **Captions**. The captions, section numbers, Article numbers and Schedule letter appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

2.10 **Counterparts**. This Agreement may be signed by the Parties in as many counterparts as may be necessary and, if required, by facsimile, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the Effective Date as set forth on the front page of this Agreement.

<u>IN WITNESS WHEREOF</u> each of the Parties has executed this Agreement by its duly authorized signatory as of the Effective Date as set forth on the front page of this Agreement.

<u>SONO RESOURCES, INC.</u>

Per:

______________________________ Peter G. Wilson
Authorized Signatory

<u>TIGNISH (PTY) LTD.</u>

Per:

______________________________ MARC PAUL LINDSAY
Authorized Signatory

<u>BONNYRIDGE (PTY) LTD.</u>

Per:

____
Authorized Signatory

BRIAN BASIL HAMBLETON-JONES

Schedule A

This is Schedule "A" to that certain Further Amending Agreement To Share Purchase Agreement as entered into among the Purchaser (Sono Resources, Inc.), the Vendor (Tignish (Pty) Ltd.) and the Company (Bonnyridge (Pty) Ltd.).

Underlying Agreement

Refer to the materials attached hereto.
